Parkway Reports First Quarter 2014 Results

ORLANDO, Fla., May 12, 2014 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced results for its first quarter ended March 31, 2014.

Highlights for First Quarter 2014 and Recent Events

  First quarter FFO of $0.34 per share and Recurring FFO of $0.37 per share
  Increased 2014 reported and recurring FFO guidance to ranges of $1.32 to $1.40 per share and $1.36 to $1.44 per share, respectively
  Leased a total of 538,000 square feet, with 177,000 square feet of new leasing at $28.96 per square foot, the highest new leasing rate in Parkway's history
  Completed $257.7 million in new acquisitions within targeted submarkets
  Commenced development of Hayden Ferry III in the Tempe submarket of Phoenix, Arizona

"Our strong first-quarter results reflect the contribution of our recent high-quality acquisitions to our overall portfolio performance and the continued execution of our proven leasing strategy," stated James R. Heistand, President and Chief Executive Officer of Parkway. "Since the beginning of the year, we have remained creative and opportunistic in acquiring high-quality assets across a number of our core markets, as well as commenced the highly anticipated Hayden Ferry III development in the Tempe submarket of Phoenix. Further, our ability to capitalize on favorable lease economics and unlock additional value across the portfolio has resulted in core NOI growth and has positioned us well for a strong 2014."

For the first quarter 2014, funds from operations ("FFO") available to common shareholders was $35.0 million, or $0.34 per diluted share. Reported FFO during the first quarter 2014 includes the negative impact of one-time items totaling $2.8 million, or $0.03 per share, including $2.2 million in transition costs primarily related to the fourth-quarter 2013 merger with Thomas Properties Group, Inc. Recurring FFO was $37.8 million, or $0.37 per diluted share, and funds available for distribution ("FAD") was $23.8 million, or $0.23 per diluted share.

A reconciliation of FFO, recurring FFO and FAD to net income is included on page 13. Net income, FFO, recurring FFO, and FAD for the first quarter 2014, as well as a comparison to the prior-year period, are as follows:

(Amounts in thousands, except per share data)
	Three Months Ended March 31
	2014		2013
	Amount	Per Share	Amount	Per Share
Net Income (Loss) – Common Stockholders	$10,845	$0.11	$(3,879)	$(0.07)
Funds From Operations	$35,026	$0.34	$17,282	$0.30
Transition Costs – TPGI Merger	$2,174	$0.02	-	-
Acquisition Costs	$645	$0.01	$1,130	$0.02
Other Non-Recurring Items	$(59)	$0.00	$314	$0.01
Recurring Funds From Operations	$37,786	$0.37	$18,726	$0.33
Funds Available for Distribution	$23,785	$0.23	$12,461	$0.22
Wtd. Avg. Diluted Shares/Units	102,614		56,880

Operational Results

Occupancy at the end of the first quarter 2014 was 88.5%, compared to 88.9% at the end of the prior quarter. The decline in occupancy was the result of expected move-outs during the quarter, partially offset by new and expansion leases that commenced during the quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the first quarter 2014 was 90.2%, flat compared to the end of the prior quarter.

Parkway's share of recurring same-store net operating income ("NOI") was $29.8 million on a GAAP basis during the first quarter 2014, which was an increase of $0.9 million, or 2.9%, compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI increased 5.2% to $28.0 million compared to the same period of the prior year. These results were driven largely by a strong retention ratio in excess of 80% and an increase in renewal rental rates of $1.68 per square foot.

The Company's portfolio GAAP NOI margin was 60.3% during the first quarter 2014, compared to 61.2% during the same period of the prior year. The decline in NOI margin is attributable to an increase in portfolio vacancy driven by recent value-add acquisitions.

Leasing Activity

During the first quarter 2014, Parkway signed a total of 538,000 square feet of leases at an average rent per square foot of $27.41 and an average cost of $4.40 per square foot per year.

New & Expansion Leasing – During the first quarter 2014, Parkway signed 177,000 square feet of new leases at an average rent per square foot of $28.96 and at an average cost of $6.29 per square foot per year.

Expansion leases during the quarter totaled 74,000 square feet at an average rent per square foot of $28.19 and at an average cost of $5.49 per square foot per year.

Renewal Leasing – Customer retention during the first quarter 2014 was 80.5%. The Company signed 287,000 square feet of renewal leases at an average rent per square foot of $26.27, representing an 6.9% rate increase from the expiring rate. The average cost of renewal leases was $3.27 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:

	For the Three Months Ended
	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13
Ending Occupancy	88.5%	88.9%	89.2%	89.9%	88.7%
Customer Retention	80.5%	76.7%	59.4%	84.7%	78.2%
Square Footage of Total Leases Signed (in thousands)	538	572	759	578	501
Average Revenue Per Square Foot of Total Leases Signed	$27.41	$23.32	$25.87	$28.13	$25.03
Average Cost Per Square Foot Per Year of Total Leases Signed	$4.40	$3.53	$5.33	$4.78	$3.42

Acquisition and Disposition Activity

On January 17, 2014, Parkway sold the Woodbranch Building, a 109,000 square foot office property located in Houston, Texas, for a gross sale price of $15.0 million. Parkway received approximately $13.9 million in net proceeds, which were used to fund subsequent acquisitions. Parkway booked a gain of approximately $10.0 million during first quarter of 2014.

On January 30, 2014, Parkway completed the acquisition of the JTB Center, a complex of three office buildings totaling 248,000 square feet located in the Deerwood submarket of Jacksonville, Florida, for a gross purchase price of $33.3 million. As of April 1, 2014, the JTB Center had a combined occupancy of 94.4% and was unencumbered by any secured indebtedness.

On January 31, 2014, Parkway sold Mesa Corporate Center, a 106,000 square foot office property located in Phoenix, Arizona, for a gross sale price of $13.2 million. Parkway received approximately $12.1 million in net proceeds from the sale, which were used to fund subsequent acquisitions. Parkway booked a gain of approximately $489,000 during the first quarter of 2014.

As a result of the recently completed merger with Thomas Properties Group, Inc., Parkway acquired an indirect interest in TPG/CalSTRS Austin, LLC, a joint venture with the California State Teachers' Retirement System ("CalSTRS") that owns Frost Bank Tower, One Congress Plaza, One American Center, 300 West 6th Street and San Jacinto Center in the central business district of Austin, Texas. Parkway's interest in the joint venture with CalSTRS was held through a joint venture with Madison International Realty, a New York based private equity firm. On January 24, 2014, pursuant to a put right held by Madison, Parkway purchased Madison's approximately 17% interest in the CalSTRS joint venture for a purchase price of approximately $41.5 million. On February 10, 2014, pursuant to an agreement entered into between CalSTRS and Parkway, CalSTRS exercised an option to purchase 60% of Madison's former interest on the same terms as Parkway for approximately $24.9 million. After giving effect to these transactions, Parkway has a 40% interest in the joint venture and the Austin properties, with CalSTRS owning the remaining 60%.

Subsequent Events

On April 1, 2014, Parkway entered into an Amended, Restated and Consolidated Credit Agreement for its senior unsecured credit facilities (the "Amended Agreement"), which increased the size of the Company's revolving credit facility to $250.0 million and consolidated its two existing unsecured term loans into a five-year term loan tranche totaling $250.0 million and a seven-year term loan tranche totaling $100.0 million. Additionally, the Company amended its $10.0 million working capital revolving credit facility under substantially the same terms and conditions.

On April 8, 2014, Parkway borrowed the full amount of its $100 million unsecured seven-year term loan. Simultaneously, the Company repaid in full the first mortgage debt secured by the Bank of America Center in Orlando, Florida, which had an outstanding balance of $34.2 million, including breakage costs.

On April 10, 2014, Parkway acquired Courvoisier Centre, a Class A office complex located in Miami, Florida. Courvoisier Centre is a 346,000 square foot, two-building office complex, located in the Brickell submarket of Miami. The properties were 83.4% occupied at acquisition. Parkway's purchase price for Courvoisier Centre was approximately $145.8 million, or $422 per square foot. The acquisition was funded using available cash and borrowings under the Company's unsecured seven-year term loan.

On April 14, 2014, Parkway acquired One Orlando Center, a Class A office building located in Orlando, Florida. One Orlando Center is a 19-story, 356,000 square foot officer tower located in the Orlando central business district. The asset was built in 1987 and includes an eight-story structured parking garage. The property was 81.3% occupied at acquisition. Parkway took ownership of the asset by making an $8.0 million equity investment that will be held in lender reserve accounts to fund the leasing and repositioning of the asset. Simultaneous with the equity investment, the existing $68.3 million first mortgage note was restructured into a new $54.0 million first mortgage and a $15.3 million B-note, which is subordinated to Parkway's equity investment. The restructured $54.0 million first mortgage has a fixed interest rate of 5.9%, matures in May 2017, is interest only through maturity, and includes an option to extend for an additional year. Upon the sale or recapitalization of the property, proceeds are to be distributed first to the lender up to the amount of outstanding principal of the first mortgage note; second, to Parkway up to its equity investment; third, to Parkway until it receives a 12% annual return on its equity investment; fourth, 60% to Parkway and 40% to the lender until the subordinated B-Note is repaid in full; and fifth to Parkway at 100%. Parkway's equity investment will provide for 100% ownership and management of the asset.

On April 14, 2014, Parkway commenced construction of Hayden Ferry III, a 261,000 square foot, Class A development in the Tempe submarket of Phoenix, Arizona. The 10-story property will be located along the south shore of Tempe Town Lake. Parkway expects total projects costs of approximately $68.8 million, including tenant improvements and leasing costs, and intends to finance the project with a construction loan of approximately 65% of the total cost. Parkway Properties Office Fund II L.P. signed an amendment to its partnership agreement authorizing the Hayden Ferry III development and providing for a transfer of an interest in the Hayden Ferry III development that will give Parkway a 70% interest, with its partner maintaining the remaining 30% interest.

Capital Structure

On January 10, 2014, Parkway completed an underwritten public offering of 10,500,000 shares of its common stock at the public offering price of $18.15. On February 11, 2014, Parkway sold an additional 1,325,000 shares of its common stock at the public offering price of $18.15 pursuant to the exercise of the underwriters' option to purchase additional shares. The net proceeds from the offering, including shares sold pursuant to the underwriters' option to purchase additional shares, after deducting the underwriting discount and offering expenses payable by the Company, were approximately $205.5 million and was used to fund acquisitions, to repay amounts outstanding under the Company's senior unsecured revolving credit facility and for general corporate purposes.

At March 31, 2014, the Company had no outstanding borrowings under its revolving credit facility, $245.0 million outstanding under its unsecured term loans and held $152.2 million in cash and cash equivalents, of which $128.7 million of cash and cash equivalents was Parkway's share. Parkway's share of secured debt totaled $879.1 million at March 31, 2014.

At March 31, 2014, the Company's net debt to EBITDA multiple was 5.9x, using the quarter's annualized EBITDA after adjusting for the impact of acquisitions and dispositions completed during the period, as compared to 6.7x at December 31, 2013, and 4.8x at March 31, 2013. Excluding the impact of the nonrecurring transition costs related to the completed merger with Thomas Properties Group, Inc., the Company's net debt to EBITDA multiple would have been 5.6x.

Common Dividend

The Company's previously announced first quarter cash dividend of $0.1875 per share, which represents an annualized dividend of $0.75 per share, was paid on March 26, 2014 to shareholders of record as of March 12, 2013.

2014 Revised Outlook

After considering the Company's year-to-date performance and expected results for the remainder of the year, as well as recently announced investment activity, Parkway is revising its 2014 FFO outlook to a range of $1.32 to $1.40 per share and adjusting its earnings (loss) per share ("EPS") to $(0.09) to $(0.17). Excluding the impact of projected significant one-time items, including (i) costs related to the completed merger with Thomas Properties Group, Inc. and subsequent severance expenses, (ii) year-to-date property acquisition costs, and (iii) lease termination fees, all of which total approximately $4.1 to $4.6 million, the Company's 2014 FFO outlook would be revised to a range of $1.36 to $1.44 per share.

The reconciliation of projected EPS to projected FFO and recurring FFO per diluted share is as follows:

Outlook for 2014	Range
Fully diluted EPS	($0.09- $0.17)
Parkway's share of depreciation and amortization	$1.64- $1.72
Gain on sale of real estate	($0.12-$0.20)
Reported FFO per diluted share	$1.32- $1.40
Nonrecurring items	$0.04- $0.04
Recurring FFO per diluted share	$1.36- $1.44

The revised 2014 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the revised 2014 outlook are at Parkway's share and dollars and shares are in thousands.

2014 Core Operating Assumptions	Revised 2014 Outlook	Previous 2014 Outlook
Recurring cash NOI	$197,000 - $ 202,000	$186,000 - $191,000
Straight-line rent and amortization of above market rent	$ 31,000 - $ 32,000	$ 30,500 - $ 31,500
Lease termination fee income	$ 400 - $ 400	$ 400 - $ 400
Management fee after-tax net income	$ 7,000 - $ 8,000	$ 6,500 - $ 7,000
General and administrative expense	$ 31,000- $ 32,000	$ 27,250 - $ 28,250
Share based compensation expense included in G&A above	$ 8,500 - $ 9,000	$ 7,000 - $ 8,000
TPGI merger expenses included in G&A above	$ 3,250 - $ 3,500	$ 3,000 - $ 3,500
Year-to-date acquisition expenses included in G&A above	$ 1,250 - $ 1,500	$ 250 - $ 250
Mortgage and credit facilities interest expense	$ 66,000 - $ 67,000	$ 66,000 - $ 67,000
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 32,000 - $ 36,000	$ 30,000 - $ 34,000
Portfolio ending occupancy	89.5% - 90.5%	89.0% - 90.5%
Weighted average annual diluted common shares/units	104,000 - 104,000	104,000 – 104,000

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts the Company's original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

Webcast and Conference Call

The Company will conduct its first quarter earnings conference call on Tuesday, May 13, 2014 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through May 27, 2014, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 13580341.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 49 office properties located in eight states with an aggregate of approximately 17.6 million square feet at April 1, 2014. Parkway also offers fee-based real estate services which manage and/or lease approximately 11.3 million square feet for third parties as of April 1, 2014. Additional information about Parkway is available on the company's website at www.pky.com.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projections relating to 2014 fully diluted EPS, share of depreciation and amortization, gain on sales of real estate, reported FFO per share, recurring FFO per share, nonrecurring items, net operating income, cap rates, internal rates of return, dividend payment rates, FFO accretion, capital improvements, expected sources of financing, the timing of closing of acquisitions, dispositions or other transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; competition in the leasing market; the demand for and market acceptance of the Company's properties for rental purposes; oversupply of office properties in the Company's geographic markets; the amount and growth of the Company's expenses; customer financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in the Company's geographic markets; defaults or non-renewal of leases; risks associated with joint venture partners; risks associated with the ownership and development of real property, including risks related to natural disasters; risks associated with property acquisitions, including the recent merger with Thomas Properties Group, Inc.; the failure to acquire or sell properties as and when anticipated; termination or non-renewal of property management contracts; the bankruptcy or insolvency of companies for which the Company provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate businesses compliance with environmental and other regulations, including real estate and zoning laws; the Company's inability to obtain financing; the Company's inability to use net operating loss carry forwards; the Company's failure to maintain its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Ted McHugh
Director of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 2,583,037	$ 2,548,036
Accumulated depreciation	(253,632)	(231,241)
	2,329,405	2,316,795

Condominium units	18,326	19,900
Land available for sale	250	250
Mortgage loan	3,481	3,502
Investment in unconsolidated joint ventures	135,784	151,162
	2,487,246	2,491,609

Receivables and other assets:
Rents and fees receivable, net	2,376	2,547
Straight line rents receivable	49,137	44,006
Other receivables	12,378	12,253
Unamortized lease costs	98,859	86,479
Unamortized loan costs	7,283	7,624
Escrows and other deposits	12,207	13,701
Prepaid assets	4,949	5,255
Investment in preferred interest	3,500	3,500
Fair value of interest rate swaps	1,809	2,021
Other assets	909	1,048
Intangible assets, net	158,726	166,756
Assets held for sale	-	16,260
Management contracts, net	11,794	13,764
Cash and cash equivalents	152,236	58,678
Total assets	$ 3,003,409	$ 2,925,501

Liabilities
Notes payable to banks	$ 245,000	$ 303,000
Mortgage notes payable	1,093,428	1,097,493
Accounts payable and other liabilities:
Corporate payables	4,474	5,486
Deferred tax liability - non-current	-	11
Accrued payroll	1,364	3,081
Fair value of interest rate swaps	8,202	8,429
Interest payable	5,082	5,249
Property payables:
Accrued expenses and accounts payable	41,949	51,572
Accrued property taxes	13,297	16,529
Prepaid rents	15,037	16,923
Deferred revenue	108	654
Security deposits	5,280	4,991
Unamortized below market leases	75,705	75,996
Liabilities related to assets held for sale	-	566
Total liabilities	1,508,926	1,589,980

Equity
Parkway Properties, Inc. stockholders' equity:
Common stock, $.001 par value, 215,500,000 shares
authorized in 2014 and 2013, 99,074,986 and 87,222,221
shares issued and outstanding in 2014 and 2013, respectively	99	87
Limited voting stock, $.001 par value, 4,500,000 shares
authorized in 2014 and 2013, 4,213,104 shares issued and
outstanding in 2014 and 2013	4	4
Additional paid-in capital	1,625,272	1,428,026
Accumulated other comprehensive loss	(2,374)	(2,179)
Accumulated deficit	(417,187)	(409,338)
Total Parkway Properties, Inc. stockholders' equity	1,205,814	1,016,600
Noncontrolling interests	288,669	318,921
Total equity	1,494,483	1,335,521
Total liabilities and equity	$ 3,003,409	$ 2,925,501

PARKWAY PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)

Revenues
Income from office and parking properties	$ 98,130	$ 63,813
Management company income	5,983	4,352
Total revenues	104,113	68,165

Expenses and other
Property operating expense	39,173	24,688
Depreciation and amortization	40,280	27,945
Management company expenses	4,651	4,390
General and administrative	9,412	4,215
Acquisition costs	645	1,135
Total expenses and other	94,161	62,373

Operating income	9,952	5,792

Other income and expenses
Interest and other income	368	103
Equity in loss of unconsolidated joint ventures	(478)	-
Gain on sale of real estate - joint ventures	6,289	-
Interest expense	(15,244)	(10,329)

Income (loss) before income taxes	887	(4,434)

Income tax benefit (expense)	(341)	507

Income (loss) from continuing operations	546	(3,927)
Discontinued operations:
Income (loss) from discontinued operations	(43)	960
Gain on sale of real estate from discontinued operations	10,463	542
Total discontinued operations	10,420	1,502

Net income (loss)	10,966	(2,425)
Net (income) loss attributable to noncontrolling interests - unit holders	(564)	2
Net loss attributable to noncontrolling interests - real estate partnerships	443	1,255

Net income (loss) for Parkway Properties, Inc.	10,845	(1,168)
Dividends on preferred stock	-	(2,711)
Net income (loss) attributable to common stockholders	$ 10,845	$ (3,879)

Net income (loss)	$ 10,966	$ (2,425)
Change in fair value of interest rate swaps	(121)	1,246
Comprehensive income (loss)	10,845	(1,179)
Comprehensive (income) loss attributable to noncontrolling interest	195	(1,843)
Comprehensive income (loss) attributable to common stockholders	$ 11,040	$ (3,022)

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$ 0.00	$ (0.09)
Discontinued operations	0.11	0.02
Basic net income (loss) attributable to Parkway Properties, Inc.	$ 0.11	$ (0.07)
Diluted:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$ 0.00	$ (0.09)
Discontinued operations	0.11	0.02
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ 0.11	$ (0.07)

Weighted average shares outstanding:
Basic	97,356	56,849
Diluted	102,614	56,849

Amounts attributable to Parkway Properties, Inc. common stockholders:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$ 425	$ (5,140)
Discontinued operations	10,420	1,261
Net income (loss) attributable to common stockholders	$ 10,845	$ (3,879)

PARKWAY PROPERTIES, INC. RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE (In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)

Net income (loss) for Parkway Properties, Inc.	$ 10,845	$ (1,168)

Adjustments to net income (loss) for Parkway Properties, Inc.:
Preferred dividends	-	(2,711)
Depreciation and amortization	40,370	21,705
Noncontrolling interest - unit holders	564	(2)
Gain on sale of real estate	(16,752)	(542)
FFO available to common stockholders	$ 35,026	$ 17,282

Adjustments to derive recurring FFO:
Non-recurring lease termination fee income	(59)	(146)
Acquisition costs	645	1,130
Expenses related to litigation	-	460
Realignment expenses	2,174	-
Recurring FFO	$ 37,786	$ 18,726

Funds available for distribution
FFO available to common stockholders	$ 35,026	$ 17,282
Add (Deduct):
Straight-line rents	(5,141)	(2,718)
Amortization of above market leases	(2,935)	40
Amortization of share-based compensation	2,489	89
Acquisition costs	645	1,130
Amortization of loan costs	574	399
Recurring capital expenditures:
Building improvements	(2,124)	(1,511)
Tenant improvements - new leases	(1,133)	(192)
Tenant improvements - renewal leases	(1,069)	(1,340)
Leasing costs - new leases	(1,239)	(56)
Leasing costs - renewal leases	(1,308)	(662)
Total recurring capital expenditures	(6,874)	(3,761)
Funds available for distribution	$ 23,785	$ 12,461

Diluted per common share/unit information (**)
FFO per share	$ 0.34	$ 0.30
Recurring FFO per share	$ 0.37	$ 0.33
FAD per share	$ 0.23	$ 0.22
Dividends paid	$ 0.1875	$ 0.15
Dividend payout ratio for FFO	54.9%	50.0%
Dividend payout ratio for recurring FFO	50.9%	45.5%
Dividend payout ratio for FAD	80.9%	68.2%

Other supplemental information

Recurring capital expenditures	$ 6,874	$ 3,761
Upgrades on acquisitions	4,155	3,626
Total real estate improvements and leasing costs	$ 11,029	$ 7,387

**Information for diluted computations:
Basic common shares outstanding	102,556	56,851
Dilutive effect of other share equivalents	58	29
Diluted weighted average shares/units outstanding	102,614	56,880

PARKWAY PROPERTIES, INC. EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION (In thousands, except per share, percentage and multiple data)

	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13

Net income (loss) for Parkway Properties, Inc.	$ 10,845	$ (8,557)	$ (2,306)	$ (7,620)	$ (1,168)

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	14,739	9,399	8,143	7,787	6,638
Amortization of financing costs	574	547	646	602	399
Non-cash adjustment for interest rate swap	-	-	-	630	-
Loss on early extinguishment of debt	-	645	-	572	-
Acquisition costs	645	10,347	1,130	515	1,130
Depreciation and amortization	40,370	26,047	24,828	25,308	21,705
Amortization of share-based compensation	2,489	2,408	2,001	1,232	89
Gain on sale of real estate and other assets	(16,752)	(6,122)	(11,545)	-	(542)
Non-cash losses	-	-	5,600	4,600	-
Tax expense (benefit)	341	326	(839)	(384)	(507)
EBITDA	$ 53,250	$ 35,040	$ 27,658	$ 33,242	$ 27,744

Interest coverage ratio	3.6	3.7	3.4	4.2	4.2

Fixed charge coverage ratio	3.1	3.2	2.8	3.1	2.5

Capitalization information
Mortgage notes payable at Parkway's share	$ 1,141,546	$ 1,102,295	$ 492,336	$ 493,877	$ 537,120
Notes payable to banks	245,000	303,000	391,000	313,000	125,000
Parkway's share of total debt	1,386,546	1,405,295	883,336	806,877	662,120
Less: Parkway's share of cash	(128,711)	(39,354)	(24,585)	(16,249)	(46,235)
Parkway's share of net debt	1,257,835	1,365,941	858,751	790,628	615,885
Series D Preferred stock (liquidation value)	-	-	-	-	135,532
Parkway's share of net debt plus preferred stock	$ 1,257,835	$ 1,365,941	$ 858,751	$ 790,628	$ 751,417

Shares of common stock and operating units outstanding	104,275	92,336	68,628	68,563	68,767
Stock price per share at period end	$ 18.25	$ 19.29	$ 17.77	$ 16.76	$ 18.55
Market value of common equity	$ 1,903,020	$ 1,781,161	$ 1,219,520	$ 1,149,116	$ 1,275,628
Series D preferred stock (liquidation value)	-	-	-	-	135,532
Total market capitalization (including net debt)	$ 3,160,854	$ 3,147,102	$ 2,078,271	$ 1,939,744	$ 2,027,045
Net debt as a percentage of market capitalization	39.8%	43.4%	41.3%	40.8%	37.1%

EBITDA - annualized	212,999	$ 140,160	$ 110,632	$ 127,928	$ 110,976
Adjustment to annualize investment activities (1)	1,813	62,834	4,105	278	16,490
EBITDA - adjusted annualized	$ 214,812	$ 202,994	$ 114,737	$ 128,206	$ 127,466
Net debt to EBITDA multiple	5.9	6.7	7.5	6.2	4.8
Net debt plus preferred to EBITDA multiple	5.9	6.7	7.5	6.2	5.9

EBITDA	$ 53,250	$ 35,040	$ 27,658	$ 31,982	$ 27,744
One time realignment charge	2,174	850	3,635	-	-
Recurring EBITDA (2)	55,424	35,890	31,293	31,982	27,744
Recurring EBITDA - annualized	221,695	143,560	125,172	127,928	110,976
Adjustment to annualize investment activities (1)	1,813	62,834	4,105	278	16,490
Recurring EBITDA - adjusted annualized	$ 223,508	$ 206,394	$ 129,277	$ 128,206	$ 127,466
Net debt to EBITDA multiple	5.6	6.6	6.6	6.2	4.8
Net debt plus preferred to EBITDA multiple	5.6	6.6	6.6	6.2	5.9

(1) Adjustment to annualized EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period.
(2) Recurring EBITDA is adjusted to reflect the impact of nonrecurring realignment expenses.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED March 31, 2014 AND 2013
(In thousands, except number of properties data)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2014	2013	2014	2013

Same-store properties:
Wholly owned	7,958	28	35.4%	$ 26,898	$ 26,137	85.9%	87.2%
Fund II	2,479	7	14.8%	11,223	11,018	94.9%	92.6%
Total same-store properties	10,437	35	50.2%	$ 38,121	$ 37,155	88.1%	88.5%
Net operating income from all
office and parking properties	17,627	50	100.0%	$ 76,020	$ 39,126

(1) Percentage of portfolio based on 2014 net operating income for the three months ending March 31.

The following table is a reconciliation of net income (loss) to Same-Store net operating income (SSNOI) and Recurring SSNOI:

	Three Months Ended
	March 31
	2014	2013

Net income (loss) for Parkway Properties, Inc.	$ 10,845	$ (1,168)
Add (deduct):
Interest expense	15,244	10,329
Depreciation and amortization	40,280	27,945
Management company expenses	4,651	4,390
Income tax expense	342	(507)
General and administrative expenses	9,412	4,215
Acquisition costs	645	1,135
Equity in (earnings) loss of unconsolidated joint ventures	478	-
Net (income) loss attributable to noncontrolling interests	121	(1,256)
Loss from discontinued operations	43	(960)
Gain on sale of real estate - joint ventures	(6,289)	-
Gain on sale of real estate from discontinued operations	(10,463)	(542)
Management company income	(5,983)	(4,352)
Interest and other income	(368)	(103)
Net operating income from consolidated office and parking properties	58,958	39,126
Net operating income from unconsolidated joint ventures	17,062	-
Less: Net operating income from non same-store properties	(37,899)	(1,971)
Same-store net operating income (SSNOI)	38,121	37,155
Less: non-recurring lease termination fee income	(33)	(272)
Recurring SSNOI	$ 38,088	$ 36,883

Parkway's share of SSNOI	$ 29,834	$ 29,116

Parkway's share of recurring SSNOI	$ 29,802	$ 28,949

Logo - http://photos.prnewswire.com/prnh/20030513/PARKLOGO